Musclepharm Announces Results of Audit Committee Review-No Restatement Required

DENVER, CO- (November 15, 2013) - MusclePharm Corporation (OTCQB: MSLP) ("MusclePharm", or the “Company”), a leading international, award-winning sports nutrition company, announced today that the Audit Committee of its Board of Directors has reviewed certain matters that are the subject of the SEC investigation disclosed in a Form 8-K filed on September 30, 2013 and concluded that no restatement of prior periods’ financial statements is required. The matters reviewed included a loss of $2.1 million recorded in 2011 in regard to settlement of accounts payable, the reserve established for previously disclosed litigation initiated against the Company by William Bossung (the “Bossung Litigation”), six proposed adjustment entries made by the auditors in 2012 which were approved by the Audit Committee (the effect of which were below the materiality threshold of the audit) and not made by the Company in that year, and, the amounts disclosed as executive perquisites in the Annual Reports on Form 10-K for the fiscal years ended 2010, 2011 and 2012.

The Audit Committee has concluded that the entire amount of the $2.1 million loss in regard to settlement of accounts payable was properly recorded in 2011 under Generally Accepted Accounting Principles (“GAAP”). The Audit Committee has concluded that a reserve of $60,000 established in 2012 for the Bossung Litigation, which settled during the third quarter of 2013 by payment of stock valued at approximately $250,000, was consistent with GAAP, and the additional expense of $190,000 was properly recorded in the third quarter. The Audit Committee concluded prior to the filing of the 2012 Form 10-K that the six adjustments proposed by the auditor were immaterial to the 2012 financial statements and have determined that they were all properly recorded during the first quarter of 2013. Finally, in regard to the 2010, 2011 and 2012 perquisite disclosures, the Audit Committee has concluded that they were understated in each of those years by a combined amount that the Audit Committee presently estimates to be no more than $200,000. As soon as the Audit Committee finalizes its review of the perquisites, such final amounts will be disclosed.

The Company continues to cooperate with the SEC investigation which is also focused on the adequacy of the Company’s internal controls over financial reporting and its prior disclosures of potentially related party transactions. Working with the Company’s management, the Audit Committee has enhanced certain internal controls, including in the area of perquisite approval and disclosure, and will continue this effort. In the second quarter of 2013, the Company did disclose related party relationships involving two named executive officers and a vendor and is evaluating other relationships to determine whether additional disclosure is necessary.

ABOUT MUSCLEPHARM CORPORATION

MusclePharm® is a leading international, award-winning sports nutrition company offering vitamins and nutritional supplements which are available in more than 110 countries and available in 15,000+ U.S. retail outlets, including Costco, Dick’s Sporting Goods, 24 Hour Fitness, Bally's, GNC, Vitamin Shoppe and Vitamin World.  The company's brands are MusclePharm®, Arnold Schwarzenegger™ Series, and FitMiss™. The comprehensive lines of clinically-proven, safe and effective nutritional supplements are developed through a six-stage research process that utilizes the expertise of leading nutritional scientists, doctors and universities. For more information, visit www.musclepharmcorp.com. Follow the company at http://www.facebook.com/MusclePharm and www.Twitter.com/MusclePharm.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, the Company’s Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MusclePharm Investor Contact:

The Del Mar Consulting Group, Inc.	or	Alex Partners, LLC
Robert B. Prag, President		Scott Wilfong, President
Telephone: 858-794-9500		Telephone: 425-242-0891
Email: bprag@delmarconsulting.com		Email: scott@alexpartnersllc.com

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